Exhibit 10.7

Execution Version

APPENDIX A	25

PATENT LICENSE AGREEMENT
LSU FILE 4-01-09

This Patent License Agreement (the “Agreement” or the “Patent License Agreement”) is effective as of the 12th day of June, 2008 (the “Effective Date”), between Anterios, Inc. a Delaware corporation, with offices located at 142 West 57th Street, Suite 4A, New York, New York 10019 (“LICENSEE”), and the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College, a public constitutional corporation, organized and existing under the laws of the State of Louisiana (“LSU”). LICENSEE and LSU agree as follows:

ARTICLE 1— DEFINITIONS

1.1                               “AFFILIATE” of LICENSEE shall mean a company or other person controlling, controlled by, or under common control with LICENSEE, where “control” shall mean the direct or indirect control by ownership or otherwise of more than fifty percent (50%) of the outstanding voting shares or voting rights, or other similar measure of control.

1.2                               “FIELD OF USE” means all fields of use.

1.3                               “FIRST COMMERCIAL SALE” means the first sale after regulatory approval of any LICENSED PRODUCT or the first commercial use after regulatory approval of any LICENSED PROCESS, by LICENSEE, an AFFILIATE or a SUBLICENSEE, other than a sale of a LICENSED PRODUCT or the use of a LICENSED PROCESS in clinical trials being conducted to obtain approval of the United States Food and Drug Administration (“FDA”) for LICENSED PRODUCTS or LICENSED PROCESSES.

1.4                               “THIRD PARTY ROYALTIES” shall mean cash amounts paid by LICENSEE to an arms-length third party, pursuant to a written agreement, to license in patent rights that are owned or controlled by the third party — but only if the practice of the PATENT RIGHTS defined in the present Agreement would necessarily and inherently infringe the third party’s patent rights. “THIRD PARTY ROYALTIES” shall not include any amounts paid for a third party’s patent rights where LICENSEE elects to practice a third party’s patent rights in conjunction with the PATENT RIGHTS defined in the present Agreement, but where the third party’s patent rights are not necessarily and inherently infringed by the practice of the PATENT RIGHTS of the present Agreement. Notwithstanding anything to the contrary in the foregoing, LICENSEE and LSU agree that, for purposes of this Agreement, “THIRD PARTY ROYALTIES” will also include any cash amounts paid by LICENSEE to an arms-length third party for any patent rights relating to any technology used in a LICENSED PRODUCT to deliver the active pharmaceutical ingredient (i.e., botulinum toxin) contained in such LICENSED PRODUCT. Where appropriate — for example, where multiple technologies are licensed from a particular third party — it shall be LICENSEE’ s responsibility to ensure that amounts are fairly and clearly allocated to “THIRD PARTY ROYALTIES” as defined by this Paragraph.

1.5                               "LICENSED PRODUCT(S)" means a product or part of a product in the licensed FIELD OF USE:

(a)         for which, absent this Agreement, the making, using, importing or selling by LICENSEE, its AFFILIATES or its SUBLICENSEES would infringe, induce infringement, or contribute to infringement of an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or product part is made, used, imported, offered for sale or sold; provided that at least one such claim shall not have been withdrawn, cancelled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction, following all applicable appeals and appeal delays; or

(b)         that is manufactured using a LICENSED PROCESS, or that is employed to practice a LICENSED PROCESS.

By way of illustration and not limitation, the following shall be considered a “LICENSED PRODUCT”: a product that is sold by LICENSEE, its AFFILIATES or its SUBLICENSEES with a label for, or with instructions for using that product in a particular process, where the practice of that process would infringe one or more pending or issued claims within the PATENT RIGHTS.

1.6                               “LICENSED PROCESS(ES)” means any process or method that is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS; provided that at least one such claim shall not have been withdrawn, cancelled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction, following all applicable appeals and appeal delays.

1.7                               “NET SALES”  means [*].

1.8                               “PATENT COUNTRY” means any country in which at least one unexpired patent application or patent within PATENT RIGHTS is currently pending or issued. As of the Effective Date, the PATENT COUNTRIES are Australia, Canada, China, Japan, the Republic of Korea, New Zealand, United States, and all “regular” states under the European Patent Convention as of January 16, 2004. (Future events could alter this listing of the PATENT COUNTRIES, for example, which countries are elected as part of the European grant procedure.)

1.9                               “PATENT RIGHTS” means LSU’s legal rights under the patent laws of the United States or relevant foreign countries for all of the following:

(a)                                 the United States and foreign patents and patent applications listed in Appendix A;

(b)                                 any foreign patents issuing from the pending foreign applications listed in Appendix A; and

(c)                                  any reissued or reexamined patents based upon the United States patent listed in Appendix A (i.e., United States patent 7,226,605).

1.10                        “ROYALTY PERIOD(S)” means the [*] month periods ending on the last days of [*], [*], [*], and [*].

1.11                        “LICENSEE(S)” means any person or entity sublicensed by LICENSEE under this Agreement.

1.12                        “TERRITORY” means all PATENT COUNTRIES.

ARTICLE 2 - GRANT OF LICENSE

2.1                               Subject to the terms and conditions of this Agreement, LSU hereby grants to LICENSEE an exclusive royalty-bearing license under the PATENT RIGHTS, with the right to grant sublicenses, in the FIELD OF USE, in the TERRITORY, to make, have made, import, use, have used, offer for sale, sell, and have sold LICENSED PRODUCTS and LICENSED PROCESSES.

2.2                               The license granted to LICENSEE shall extend to an AFFILIATE of LICENSEE as well, provided that LSU first receives written notice, signed by the AFFILIATE, stating that the AFFILIATE agrees to be solidarily (i.e., jointly and severally) bound with LICENSEE for all obligations owed to LSU under the Agreement arising from the relevant activities of that AFFLIATE. The rights of an AFFILIATE under the Agreement shall terminate if LICENSEE’s rights under the Agreement terminate. An AFFILIATE may not sublicense, assign, or otherwise transfer any rights under the Agreement.

2.3                               LSU retains the right, on behalf of itself and all other non-profit academic research institutions to practice under the PATENT RIGHTS for any educational, non-commercial purpose, including sponsored research and collaborations; provided that, without LICENSEE’s prior written consent, LSU shall not grant any other party any rights to practice under the PATENT RIGHTS for commercial purposes.

2.4                               This Agreement shall extend until expiration of the last-to-expire of the PATENT RIGHTS, unless sooner terminated as provided in another specific article of this Agreement.

2.5                               In a particular PATENT COUNTRY, in the event that: (1) all issued claims within PATENT RIGHTS are judicially held invalid or unenforceable; and (2) no claims within PATENT RIGHTS are still pending in any application; and (3) all applicable appeals and appeal delays have run; then thereafter, in that country, the license granted by this Agreement shall become fully paid-up and royalty-free.

2.6                               Nothing in the Agreement shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under any patents, patent applications, or know how other than the express license under the PATENT RIGHTS granted in Paragraph 2.1, regardless of whether such patents, patent applications, or know how are dominant of or subordinate to any rights within the PATENT RIGHTS.

ARTICLE 3 - CONSIDERATION

3.1.1                     LICENSEE shall pay running royalties and fees to LSU until the expiration date of the last to expire of PATENT RIGHTS or until this Agreement is otherwise terminated. Running royalties, fees and milestones shall include:

(a)         License Issue Fee of [*]. Such License Issue Fee shall be nonrefundable. [*] of the total amount is due [*] days after the Effective Date, and the remaining [*] is due [*] months after the Effective Date (and remains due regardless of whether the Agreement might have earlier terminated).

(b)         Running royalties equal to one and [*] of NET SALES in each PATENT COUNTRY. Royalties shall be due with respect to any

LICENSED PRODUCT or LICENSED PROCESS that is made, used, sold, offered for sale, or imported in any PATENT COUNTRY, regardless of whether other acts concerning that LICENSED PRODUCT or LICENSED PROCESS occur outside a PATENT COUNTRY.

(c)          [*] of any consideration that is not based on NET SALES, and that LICENSEE receives from one or more SUBLICENSEES in consideration for rights to practice under the PATENT RIGHTS (“SUBLICENSEE PAYMENTS”); including, for example, sublicense issue fees, sublicense maintenance fees, sublicense minimum annual payments, and the like; but not including royalties calculated on NET SALES of LICENSED PRODUCTS or LICENSED PROCESSES; and subject to the EXCLUSIONS allowed by subparagraphs (c)(1) and (c)(2) below.

(1.)      The following amounts (“EXCLUSIONS”) paid to LICENSEE by a SUBLICENSEE may be excluded from total SUBLICENSEE PAYMENTS, subject, except in the case of amounts described in Section 3.1.1(c)(1)(ii), to the condition of subparagraph (c)(2) below:

(i)                                   payments made for bona fide research and development funding;

(ii)                                payments in reimbursement for expenses for patent prosecution, maintenance, and annuities;

(iii)                             payments in reimbursement for milestone payments due to LSU under Section 3.1.1(e) below; and

(iv)                            amounts paid in reimbursement for tort or product liability claims, pursuant to a bona fide, contractual indemnification obligation.

(2)         An amount, other than any amount described in Section 3.1.1(c)(1)(ii), that is paid to LICENSEE by a SUBLICENSEE, and that is otherwise excludable from SUBLICENSEE PAYMENTS under subparagraph (c)(1) above, is nevertheless only permitted as an EXCLUSION from SUBLICENSEE PAYMENTS when the following condition is satisfied: The SUBLICENSEE must have had a prior, written, contractual obligation to pay or to reimburse that amount to LICENSEE, which contractual obligation was in place and in force before the earliest date when LICENSEE paid the expense or incurred the obligation that the SUBLICENSEE is paying or reimbursing. The condition described in this subparagraph (c)(2) will not apply to any amounts described in Section 3.1.1(c)(1)(ii), and all amounts described in Section 3.1.1(c)(1)(ii) will be considered EXCLUSIONS.

(3)         By way of example:

(i)                                  EXCLUSIONS for research and development funding are only permitted where the research and development costs are first incurred by LICENSEE after the date when a SUBLICENSEE has undertaken a contractual obligation to pay those costs.

(ii)                               EXCLUSIONS for milestone payments are only permitted for milestone payment obligations to LSU that are first incurred by LICENSEE (as per the dates stated in Section 3.1.1(e)) after the date when a SUBLICENSEE has undertaken a contractual obligation to pay or reimburse the milestone payment to LSU. Furthermore, if a SUBLICENSEE should make a milestone payment to LICENSEE that exceeds the amount of a corresponding milestone payment from LICENSEE to LSU under Section 3.1.1(e), then only the amount provided in Section 3.1.1(e) shall be permitted as an EXCLUSION; and the balance shall be considered a SUBLICENSEE PAYMENT for which [*] shall be paid to LSU as otherwise provided above.

(iii)                            EXCLUSIONS for amounts paid in reimbursement for tort or product liability claims are only permitted where the SUBLICENSEE had undertaken a contractual obligation to indemnify LICENSEE prior to the date when the cause of action in tort or product liability first arose.

(d)         Reimbursement of LSU’s past and future reasonable out-of-pocket patenting costs related to the PATENT RIGHTS, to be paid as provided in greater detail in Section 7.3;

(e)          Payments for the achievement of milestone events by LICENSEE, its AFFILIATES, or SUBLICENSEES:

(i)                                 first dosing of a patient with a LICENSED PRODUCT or LICENSED PROCESS in an FDA-approved Phase II clinical trial for the treatment of acne with boyinum toxin: [*].

(ii)                              first dosing of a patient with a LICENSED PRODUCT or LICENSED PROCESS in an FDA-approved Phase III clinical trial for the treatment of acne with botulinum toxin: [*].

(iii)                           FIRST COMMERCIAL SALE of a LICENSED PRODUCT or LICENSED PROCESS: [*].

The above payments will be due within [*] days of the achievement of the milestone event.

For the purposes of this Agreement, “clinical trial” shall mean a study conducted under a clinical trial research agreement covering treatment with a LICENSED PRODUCT or a LICENSED PROCESS, under a protocol approved both by an appropriate Institutional Review Board and by an appropriate drug regulatory agency (e.g., the, FDA), and using a therapeutic agent or process that has been manufactured according to the applicable Good Manufacturing Practices (GMP) guidelines provided by the relevant regulatory agency.

3.1.2                     LICENSEE shall pay to LSU an annual license maintenance fee (“Annual Fee”). This Annual Fee shall be due on the last day of June of the years specified below. LICENSEE may credit each Annual Fee in full against all running royalties otherwise due LSU for the same calendar year for which the specific Annual Fee is due. This credit may not otherwise be carried forward or carried back for any other time period.

The Annual Fees are:

(1)                                 In 2010: [*];

(2)                                 In 2011: [*];

(3)                                 In 2012: [*]; and

(4)                                 In 2013 and each calendar year thereafter during the term of this Agreement: [*].

3.2                               LICENSEE shall be responsible for the payment of all taxes, duties, levies, and other charges, subject to the deduction from NET SALES allowed by Paragraph 1.7(b).

3.3                               (a) LICENSEE is not obligated to pay multiple running royalties to LSU if any LICENSED PRODUCT or LICENSED PROCESS is covered by more than one claim of PATENT RIGHTS, or by more than one patent application or patent within PATENT RIGHTS.

(b) Further, if LICENSEE pays THIRD PARTY ROYALTIES to one or more third parties in order to make, use or sell LICENSED PRODUCTS, then, on a country-by-country basis, LICENSEE may deduct up to [*] of the THIRD PARTY ROYALTIES from royalty payments otherwise due to LSU under Paragraph 3.1.1(b). However, on a country-by-country basis, the modified royalties thus due under Section 3.1.1(b) may never be reduced to less than [*] of NET SALES in any ROYALTY PERIOD. On a country-by-country basis, the [*] of THIRD PARTY ROYALTIES that are otherwise deductible against Section 3.1.1(b) royalties, but that are not fully deducted in a ROYALTY PERIOD will carry forward to future ROYALTY PERIODS until fully deducted, subject to the maximum deduction set forth above for any given ROYALTY PERIOD. However, no carry forward shall be allowed beyond [*] months. Nor shall any deductions for THIRD PARTY ROYALTIES be carried backward to any prior ROYALTY PERIOD.

3.4                               Payments due to LSU shall be paid to the “Louisiana State University” in United States dollars in New Orleans, Louisiana, sent as provided in Article 13 or at such other place as LSU may reasonably designate consistent with the laws and regulations controlling in any country. At LSU’s reasonable written request, LICENSEE shall remit payments either by wire transfer or by check drawn upon a United States bank.

3.5                               In computing running royalties, LICENSEE shall convert any revenues it receives in foreign currency into its equivalent in United States dollars at the exchange rate LICENSEE, using its standard accounting procedures, uses to make reports to relevant regulatory and taxing authorities, as long as such accounting procedures are consistent with fair business practices and generally accepted accounting principles.

3.6                               Running royalty payments shall be made on a quarterly basis with submission of the reports required by Article 4. All amounts due under this Agreement, including amounts due for the payment of patent expenses, shall, if overdue, bear interest until payment at a per annum rate [*] above the prime rate in effect at the JP Morgan Chase Bank or its successor on the due date, or at the highest allowed rate if a lower rate is required by law. The payment of such interest shall not foreclose LSU from exercising any other rights it may have resulting from any late payment.

3.7                               All amounts paid to LSU by LICENSEE under this Agreement shall be non-refundable.

3.8                               If LSU and LICENSEE disagree in good faith as to whether certain payments are due to LSU, then the procedures of this Paragraph 3.8 shall be followed to place the disputed amounts into escrow. If these procedures are followed, then LICENSEE shall not be deemed to be in default for failure to make the disputed payments timely. If these procedures are not followed, however, then LICENSEE shall be deemed to be in default for failure to make payments timely under the Agreement, regardless of whether or not it is ultimately determined that the disputed amounts were actually due under the Agreement.

3.8.1 All undisputed amounts shall be paid to LSU as otherwise provided.

3.8.2 All disputed amounts shall be paid to an escrow agent mutually acceptable to LSU and LICENSEE. Disputed amounts that are past due shall be paid to the escrow agent within [*] days after the establishment of an escrow account with a mutually acceptable escrow agent. Disputed amounts that are not yet due but that become due during pendency of the dispute shall be paid to the escrow agent on or before the dates those amounts are otherwise due under the Agreement. LSU shall be given prompt confirmation of the date and amount of any such payments made.

3.8.3 The escrow agent shall place the funds in a safe, interest-bearing instrument or account jointly approved by LSU and LICENSEE; or if LSU and LICENSEE are unable thus to agree, in a safe, interest-bearing instrument or account chosen by the escrow agent. Any interest thus received shall ultimately be distributed by the escrow agent in the same proportions as the distribution of the principal amount. A reasonable fee for the escrow agent’s services may first be deducted from the interest.

3.8.4 The escrow agent shall release the funds in escrow only in accordance with the joint, written instructions of both LSU and LICENSEE; or in accordance with an order of the court or an award of the arbitrator under Paragraph 14.2.

3.9                               As part of the consideration for the rights granted LICENSEE under this AGREEMENT, LSU will receive shares of Common Stock in LICENSEE as set forth in a Stock Transfer Agreement to be signed concurrently with this Agreement.

ARTICLE 4 - REPORTS

4.1                               LICENSEE shall provide to LSU a written annual report on or before July 31 of each calendar year. The annual report shall include: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding [*] months, and plans for the coming year. Each annual report shall be accompanied by the current certificate(s) of insurance in compliance with Paragraph 10.3.

4.2                               After the FIRST COMMERCIAL SALE, LICENSEE shall also provide quarterly reports to LSU. Within [*] days after each ROYALTY PERIOD closes (including the close of the ROYALTY PERIOD immediately following any termination of this Agreement), LICENSEE shall report to LSU for that ROYALTY PERIOD:

(a)                                      number of LICENSED PRODUCTS manufactured and sold by LICENSEE and all SUBLICENSEES;

(b)                                      total billings for LICENSED PRODUCTS sold by LICENSEE and all SUBLICENSEES;

(c)                                  accounting for all LICENSED PROCESSES used or sold by LICENSEE and all SUBLICENSEES;

(d)                                 deductions applicable as provided in the definition for NET SALES in Paragraph 1.7;

(e)                                  any consideration due on additional payments from SUBLICENSEES under Paragraph 3.1.1(c);

(d)                                 total running royalties due; and

(e)                                  names and addresses of all SUBLICENSEES.

LICENSEE shall include the amount of all payments due, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Paragraph 4.3 below), country of manufacture and country of sale of LICENSED PRODUCTS. If no payment is due, LICENSEE shall so report. LICENSEE shall direct its authorized representative to certify that each report is correct to the best of LICENSEE’s knowledge and information. Failure to provide reports as required under this Article shall be a material breach of this Agreement, subject to the provisions of Paragraph 11.3 concerning notice of default and period to cure.

4.3                          LICENSEE covenants that it will promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS and LICENSED PROCESSES to permit identification and segregation of various types where necessary. LICENSEE shall consistently employ, and shall require SUBLICENSEES to consistently employ, the system when rendering invoices thereon. On request, LICENSEE shall promptly explain to LSU, or its auditors, all details reasonably necessary to understand such nomenclature system, all additions thereto and changes therein.

4.4                          LICENSEE shall keep, and shall require all SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. LICENSEE shall, and it shall require all SUBLICENSEES to:

(1)                                                      open such records for inspection upon reasonable advance notice (no less than [*] days) during business hours by a certified public accountant selected by LSU, for the purpose of verifying the amount of payments due, and which certified public accountant will be required to enter into a reasonable, written confidentiality agreement with LICENSEE or SUBLICENSEE; and

(2)                                                      retain such records for [*] years from date of origination.

The terms of this Article shall survive any termination of this Agreement. LSU is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than [*] of the amounts due LSU for any ROYALTY PERIOD, then LICENSEE shall pay all expenses of that inspection and the amount of the underpayment and interest to LSU within [*] days of written notice thereof LICENSEE shall also reimburse LSU for reasonable expenses required to collect any amount underpaid.

ARTICLE 5 - DILIGENCE

5.1                               LICENSEE has the responsibility to develop LICENSED PRODUCTS into marketable products.

5.2                               LICENSEE shall use commercially reasonable efforts (including, without limitation, commitment of funding and personnel) to bring one or more LICENSED PRODUCTS to market or one or more LICENSED PROCESSES to commercial use through a thorough, vigorous and diligent program for exploiting the PATENT RIGHTS; and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement, in both cases consistent with the efforts of a similarly situated company at a similar stage of development with a comparable product in development or comparable marketed product.

5.3                               As part of the diligence required by Paragraph 5.2, LICENSEE agrees to use commercially reasonable efforts to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS and LICENSED PROCESSES (each an individual “MILESTONE”) by the following dates:

1.                                                            The first dosing of a patient with a LICENSED PRODUCT or LICENSED PROCESS in an FDA-approved Phase II clinical trial for the treatment of acne with botulinum toxin, by the [*] anniversary of the Effective Date;

2.                                                            The first dosing of a patient with a LICENSED PRODUCT or LICENSED PROCESS in an FDA-approved Phase III clinical trial for the treatment of acne with botulinum toxin, by the [*] anniversary of the Effective Date;

3.                                                            The FIRST COMMERCIAL SALE of a LICENSED PRODUCT or LICENSED PROCESS, by the [*] anniversary of the Effective Date.

5.4.                            LICENSEE shall inform LSU in writing, on or before the deadline for meeting any MILESTONE, whether such MILESTONE has been met.

5.5                               If LICENSEE fails to meet any MILESTONE within [*] days after the date specified in Paragraph 5.3, LSU may notify LICENSEE of this material breach. If LICENSEE does not achieve the MILESTONE within [*] days of receipt of this notice, LSU may terminate this Agreement.

ARTICLE 6 - SUBLICENSING

6.1                               LICENSEE shall notify LSU in writing and shall send LSU a copy of every sublicense agreement and each amendment thereto within [*] days after execution. At LICENSEE’s option, LICENSEE may redact from the copy of the sublicense or amendment that is provided to LSU any material that LICENSEE reasonably believes, in good faith, both: (i) is not reasonably necessary to demonstrate LICENSEE’S compliance with the requirements of this Agreement, and also (ii) would not reasonably be expected to affect LSU’s rights under this Agreement. However, if LICENSEE elects to provide such a redacted copy to LSU, then LICENSEE will also simultaneously provide to LSU a brief description, in general terms, of the nature of the material redacted. If LSU reasonably believes, based on such description, that the redacted material contains material that is necessary to demonstrate LICENSEE’S compliance with the requirements of this Agreement or that would reasonably be expected to affect LSU’s rights under this Agreement, then LSU will so inform LICENSEE in writing and the parties will work together to identify a mutually acceptable neutral third party to whom LICENSEE will provide both the redacted and unredacted sublicenses or amendments. Such neutral third party will review such redacted and unredacted sublicenses or amendments for the sole purpose of determining whether any of the redacted material contains material that is necessary to demonstrate LICENSEE’S compliance with the requirements of this Agreement or that would reasonably be expected to affect LSU’s rights under this Agreement. Such neutral third party will inform the parties within [*] days after receipt of such redacted and unredacted sublicenses or amendments whether, in such neutral third party’s determination, the redacted material contains any material .that is necessary to demonstrate LICENSEE’S compliance with the requirements of this Agreement or that would reasonably be expected to affect LSU’s rights under this Agreement and, if applicable, will provide to LICENSEE and LSU a revised version of the redacted sublicense or amendment that restores only such material. The parties agree to be bound by the determination of such neutral third party. Notwithstanding anything to the contrary in the foregoing, LICENSEE will have no obligation to provide any unredacted sublicense or amendment to any third party chosen under this Section 6.1 unless such third party agrees to be bound by written obligations acceptable to LICENSEE (a) to treat such unredacted sublicense or amendment as LICENSEE’s confidential information, (b) to use such unredacted sublicense or amendment solely to determine whether any of the redacted material contains material that is necessary to demonstrate LICENSEE’S compliance with the requirements of this Agreement or that would reasonably be expected to affect LSU’s rights under this Agreement, and (c) except for any redacted material that such neutral third party determines should be disclosed to LSU in accordance with this Section 6.1, not to disclose such unredacted sublicense or amendment to anyone (including, but not limited to, LSU). LSU shall treat any sublicense agreement or amendment received from LICENSEE or any such neutral third party as confidential information of LICENSEE. The parties will share equally any and all costs and expenses relating to the engagement of any neutral third party to review any sublicense or amendment under this Section 6.1; provided that, if such neutral third party identifies redacted material should be disclosed to LSU in accordance with this Section 6.1, LICENSEE will bear all such costs and expenses.

6.2                               LICENSEE shall contemporaneously certify to LSU in writing that each sublicense:

(1)                                                         is consistent with the terms and conditions of this Agreement;

(2)                                                         contains the SUBLICENSEE’S acknowledgment of the disclaimer of warranty and limitation on LSU’s liability, as provided by Article 9 below; and

(3)                                                         contains provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Articles:

4.4                                        duty to keep records

9.4                                        duty to avoid improper representations or responsibilities

10.1                                 duty to defend, hold harmless, and indemnify LSU

10.3                                 duty to obtain and maintain insurance

14.5                                 duty to properly mark LICENSED PRODUCTS with

patent notices

14.7                                 duty to refrain from the use of LSU’s name

14.8                                 duty to control exports and comply with applicable laws

6.3                               LICENSEE shall not receive from a SUBLICENSEE anything of value other than cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of LSU.

6.4                               Each sublicense granted by LICENSEE under this Agreement shall provide for its termination upon termination of this Agreement. Each sublicense shall terminate upon termination of this Agreement unless LICENSEE has previously assigned its rights under the sublicense to LSU and LSU has agreed at LSU’s sole discretion in writing to such assignment.

6.5                               LICENSEE shall cause every sublicense to provide LICENSEE the right to assign its rights under the sublicense to LSU. Any such assignment is subject to the limitations of Article 14.12 herein and, to be effective, LSU must first accept at its sole discretion such assignment in writing.

6.6                               No SUBLICENSEE shall have the right to grant further sublicenses without the express written permission of LSU.

6.7                               Failure of LICENSEE to meet any of the obligations in this Article 6 shall be considered a material breach or default of this Agreement under Paragraph 11.3.

ARTICLE 7 - PATENT PROSECUTION AND MAINTENANCE

7.1                               LSU has the right to control all aspects of drafting, filing, prosecuting, and maintaining all patents and patent ‘applications within the PATENT RIGHTS, including foreign filings. LICENSEE shall, at its own expense, perform all actions and execute or cause to be executed all documents necessary to support such filing, prosecution, or maintenance.

7.2                               LSU shall notify LICENSEE of all official communications received by LSU relating to the filing, prosecution and maintenance of the patents and patent applications within the PATENT RIGHTS, including any lapse, revocation, surrender, invalidation or abandonment of any of the patents or patent applications which form the basis for the PATENT RIGHTS.

7.3                           (a)  LICENSEE shall reimburse LSU for all unreimbursed, reasonable, past legal fees and expenses relating to the filing, prosecution, and maintenance of the PATENT RIGHTS, except as specifically provided in Paragraph 7.4. (For this purpose, “unreimbursed past” fees and costs shall mean such amounts for which invoices had been actually received by LSU on or before the Effective Date, and which amounts had not been reimbursed by a third party as of the same date.) LSU represents that the amount of such unreimbursed past legal fees and other costs as of the Effective Date was [*]; [*] of this amount shall be paid by LICENSEE within [*] days after the Effective Date; [*] shall be paid by LICENSEE within [*] months after the Effective Date, and the remaining [*] shall be paid by LICENSEE within [*] months after the Effective Date. LICENSEE shall remain obligated to pay these amounts by the dates provided, regardless of whether the Agreement might have terminated earlier. Further, and notwithstanding anything to the contrary in this Section 7.3(a), if (i) LICENSEE receives payments from a SUBLICENSEE for reimbursement of amounts for which LICENSEE is required to reimburse LSU under this Section 7.3(a) and, (ii) at the time that LICENSEE receives such payments, LICENSEE has not yet reimbursed LSU for the full amount due under this Section 7.3(a), then within [*] days of receipt LICENSEE will pass through all such amounts received by LICENSEE from such SUBLICENSEE to LSU until the total amount reimbursed by LICENSEE to LSU as the result of such pass-through payments and any other payments equals the full amount of reimbursement due LSU under this Section 7.3(a).

(b) LICENSEE shall also reimburse LSU for all future, out-of-pocket legal fees and expenses relating to the filing, prosecution, interference proceedings, and maintenance of the PATENT RIGHTS, except as specifically provided in Paragraph 7.4. (For this purpose, “future” legal fees and expenses shall mean such amounts for which invoices are first received by LSU after May 15, 2008.) Such reimbursement for future fees and expenses shall be made within [*] days of receipt of LSU’s invoice to LICENSEE.

7.4                               LICENSEE may elect to not reimburse LSU for fees and costs related to a particular patent application or patent within PATENT RIGHTS in a particular country, subject to the terms of this Paragraph 7.4” If LICENSEE makes such an election, LICENSEE shall provide reasonable notice to LSU in writing. LSU may then elect to continue the prosecution or maintenance of such application or patent at LSU’s sole expense, provided that such patent applications and issued patents thereafter shall be excluded from the definition of PATENT RIGHTS.

ARTICLE 8 - ENFORCEMENT

8.1                               Each party shall promptly advise the other in writing of any known acts of potential infringement of the PATENT RIGHTS by a third party. LICENSEE has the first option to police and enforce the PATENT RIGHTS against infringement by third parties within the TERRITORY in the FIELD OF USE, but LICENSEE shall notify LSU in writing [*] days before filing any suit. This right to police and enforce includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at LICENSEE’s expense and through counsel of LICENSEE’s selection, except that LICENSEE shall make any such settlement only with the advice and consent of LSU. LSU shall provide reasonable assistance to LICENSEE with respect to such actions, but only if LICENSEE reimburses LSU for reasonable out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE’S request or reasonably required by LSU and if LICENSEE notifies LSU in writing [*] days before filing any suit. LSU retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph 8.1. LICENSEE shall defend, indemnify and hold harmless LSU with respect to any claims or counterclaims asserted by an alleged infringer reasonably related to the enforcement of the PATENT RIGHTS, under this Paragraph 8.1 or otherwise, including but not limited to claims or counterclaims relating to antitrust.

8.2                               If LICENSEE undertakes to enforce or defend the PATENT RIGHTS by litigation in any country, LICENSEE may withhold up to [*] of running royalties (as described in Article 3.1.1(b)) due to LSU for sales in such country in which the litigation is pending to reimburse up to [*] of LICENSEE’s out-of-pocket litigation expenses, including reasonable attorneys’ fees, but not including salaries of LICENSEE’s employees. Such pending litigation does not affect any other payment due to LSU under this Agreement. If LICENSEE recovers damages or other amounts from the litigation, the award shall be applied first to satisfy LICENSEE’S unreimbursed expenses and legal fees for the litigation, next to reimburse LSU for any payments under Article 3 which are past due or were withheld pursuant to this Article 8, and then to reimburse LSU for any other unreimbursed expenses and legal fees for the litigation. Then, with respect to any damages received in respect of lost NET SALES, LICENSEE will pay LSU a royalty equal to the royalty otherwise due under Section 3.1.1(b) on the amount of the imputed lost NET SALES used in calculating the damages award, except that no credits shall be allowed for royalty-stacking under Section 3.3. All other amounts received from the litigation, including all other damages, enhanced damages, fees, costs, and other amounts shall be shared equally between LSU and LICENSEE.

8.3                               If LICENSEE fails to take action to abate an alleged infringement of a patent within the PATENT RIGHTS within [*] days of a request by LSU to do so (or within a shorter period if required to preserve the legal rights of LSU under applicable law) then LSU has the right to take such action (including prosecution of a suit) at LSU’s expense, and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE’s expense. LSU has full authority to settle on such terms as LSU determines, except that LSU shall not reach any settlement whereby it provides a license for future activities to a third party under the PATENT RIGHTS in the TERRITORY in the FIELD OF USE without the consent of LICENSEE, which consent LICENSEE may withhold for any reason. Any recovery or settlement under this Paragraph 8.3 will first be allocated proportionately to reimburse LSU’s out-of-pocket expenses and for payment to LICENSEE of any unrecovered expenses that LICENSEE pays at LSU’s request to third parties in furtherance of such action (such payment not to exceed the recovery or settlement amounts LSU actually receives); any remaining portion of recovery or settlement that is designated by the court as compensation for lost profits shall be shared equally between LSU and LICENSEE; with anyy additional remaining amounts to be retained by LSU.

ARTICLE 9 - NO WARRANTIES; LIMITATION ON LSU’S LIABILITY

9.1                               LSU, its board members, officers, employees, and agents make no representations or warranties that PATENT RIGHTS are or will be held valid or enforceable, nor that the manufacture, importation, use, offer for sale, sale, or other distribution of any LICENSED PRODUCTS or the use of LICENSED PROCESSES will be free from infringement of third party patent rights or other third party rights; nor respecting the scope of any of the PATENT RIGHTS. LSU represents that it has all necessary rights and approvals to enter into this Agreement and to grant the rights as set forth in this Agreement, and that LSU has no obligations that are inconsistent with the terms and conditions of this Agreement.

9.2                               EXCEPT AS OTHERWISE EXPLICITLY STATED IN THIS AGREEMENT, LSU, ITS BOARD MEMBERS, OFFICERS, EMPLOYEES AND AGENTS MAKE NO REPRESENTATIONS,. AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUME NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS OR LICENSED PROCESSES.

9.3                               LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES. In no event shall either party, including its board members, officers, employees and agents, be responsible or liable to the other party for any indirect, special, incidental, or consequential damages or lost profits, or other economic loss or direct or other damage with respect to LICENSED PRODUCTS or LICENSED PROCESSES. The above limitations on liability apply even though a party, its board members, officers, employees or agents may have been advised of the possibility of such damage.

For the avoidance of. doubt, the provisions of Article 3, concerning royalties and other consideration; and the provisions of Article 10, concerning indemnity and insurance, shall take precedence over this Section 9.3 to the extent any conflict might otherwise exist.

9.4                               LICENSEE shall not, and shall require that its SUBLICENSEES do not, make any statements, representations or warranties whatsoever to any person or entity, nor accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with this Article 9.

ARTICLE 10 - INDEMNITY; INSURANCE

10.1                        LICENSEE shall defend, indemnify, and hold harmless, and shall require all SUBLICENSEES to defend, indemnify, and hold harmless LSU, its board members, officers, employees and agents, from and against any and all claims of any kind arising out of or related to the exercise of any rights granted to LICENSEE under this Agreement or the breach of this Agreement by LICENSEE.

10.2                        LSU is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 10.1 above.

10.3                        (a)  Prior to th; occurrence of any of the activities specified in subparagraph (b), LICENSEE shall purchase and maintain in effect a commercial general liability insurance policy, including product liability coverage, in the amount determined as set forth in subparagraph (c). Such policy shall provide reasonable coverage for all claims with respect to any LICENSED PROCESS used and any LICENSED PRODUCTS manufactured, used, sold, licensed, imported, or otherwise distributed by LICENSEE.

(b)  LICENSEE shall obtain the commercial general liability insurance coverage prior to any manufacture of, use of, or commercial activity involving any LICENSED PRODUCT, and product liability coverage prior to distribution of, sale of, offer for sale of, importation of, any LICENSED PRODUCT or LICENSED PROCESS, including use in any clinical trial.

(c)  LICENSEE shall obtain the requisite insurance coverage in amounts consistent with industry practice applicable to the activity to be undertaken with the LICENSED PRODUCT or LICENSED PROCESS. LICENSEE shall provide LSU with written notice of the amount of insurance LICENSEE intends to obtain and which LICENSEE believes to be consistent with industry practice. LICENSEE shall obtain the requisite insurance coverage with a policy limit of at least [*] per occurrence, with aggregate limits at least [*] per year. The maximum deductible may not exceed [*]. LSU shall have the right to review this amount and shall have the right to request LICENSEE to increase the amount, consistent with current industry practice.

(d)  All insurance obtained pursuant to this Paragraph shall be with an insurer with a current A.M. Best rating of A+8 or better.

(e)  All insurance obtained pursuant to this Paragraph shall specify as additional insureds the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College, including its board members, officers, agents and employees.

(f)  Prior to commencing any of the activities described in subparagraph (b), LICENSEE shall furnish to LSU a certificate of insurance evidencing that it has obtained the amount and type of insurance required pursuant to this Paragraph.

(g)  LICENSEE shall furnish current certificate(s) of insurance evidencing the required insurance coverage on an annual basis in the annual report due each July 31 under the provisions of Paragraph 4.1. Not more frequently than once in any [*] month period, LSU shall have the right to review the amount of insurance carried by LICENSEE, and to require LICENSEE to increase the amount of coverage, consistent with then-current life science industry practice for companies that are similarly situated to LICENSEE.

(h)  The provisions of this paragraph shall apply equally to any SUBLICENSEE (including any other authorized transferee of LICENSEE’s rights under this Agreement, which transferee shall, for purposes of this paragraph only, be treated as a SUBLICENSEE). Any contract or agreement between LICENSEE and SUBLICENSEE shall require that SUBLICENSEE comply with all insurance requirements provided for in this paragraph in the same manner required of LICENSEE, including, but not limited to, the requirements for determining the amount, obtaining, and providing evidence of insurance to LSU. No SUBLICENSEE shall commence any of the activities described in subparagraph (b) without complying with the provisions of this Paragraph in the same manner required of LICENSEE.

ARTICLE 11- TERM AND TERMINATION

11.1                        If LICENSEE ceases to carry on its business (or that part of its business pertaining to LICENSED PRODUCTS and LICENSED PROCESSES), then this Agreement shall terminate upon written notice by LSU.

11.2                        If LICENSEE fails to make any payment due to LSU, LSU shall have the right to terminate this Agreement effective on [*] days’ written notice, unless LICENSEE makes all such payments within the [*] day period. If LICENSEE has not made all such payments to LSU by the time the [*] day period expires, LSU may terminate this Agreement upon written notice to LICENSEE.

11.3                        Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences listed in Paragraphs 5.5, 11.1, and 11.2 (the terms of which shall take precedence over this Paragraph 11.3, where applicable), LSU shall have the right to terminate this Agreement effective on [*] days’ written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the [*] day period unless LICENSEE cures the material breach or default before the [*] day period expires, or takes steps reasonably acceptable to LSU to cure any breach that cannot by its nature be cured within such period of time.

11.4                        In the event LICENSEE brings a civil action seeking, through ordinary, declaratory or any other form of relief, to invalidate any patent licensed under this Agreement, LSU may immediately terminate this Agreement upon written notice to LICENSEE.

11.5                        LICENSEE has `the right to terminate this Agreement at any time on [*] days’ written notice to LSU, with or without cause. In such a case, LICENSEE shall:

(a)                                 pay all amounts due LSU through the effective date of the termination;

(b)                                 submit a final report in compliance with Paragraph 4.2;

(c)                                  return any confidential or trade secret materials provided to LICENSEE by LSU in connection with this Agreement; or, with prior written approval by LSU, destroy such materials, and certify in writing that such materials have all been returned or destroyed ;

(d)                                 suspend its use of the LICENSED PROCESS(ES) AND LICENSED PRODUCT(S);

(e)                                  provide LSU with a copy of any regulatory data or information filed with any U.S. or foreign government agency with respect to LICENSED PRODUCTS and LICENSED PROCESSES.

11.6                        Upon any termination of this Agreement, and except as expressly provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further as follows:

(1)                                                         Obligations to pay running royalties and other sums accruing hereunder through the day of termination, and to make a final report under Paragraph 4.2;

(2)                                                         LSU’s rights to inspect books and records as described in Article 4, and LICENSEE’s obligations to keep such records for the required time;

(3)                                                         Obligations to hold harmless, defend and indemnify LSU and its board members, officers, employees and agents, and to maintain insurance, and all other obligations under Article 10;

(4)                                                         Any cause of action or claim of LICENSEE or LSU accrued or to accrue because of any breach or default by the other party hereunder;

(5)                                                         The provisions of Articles 1, 9, 13 and 14; and

(6)                                                         All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

ARTICLE 12 - REGISTRATION AND RECORDATION

12.1                        If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which LICENSEE or SUBLICENSEES would do business, then LICENSEE will, at its own expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to LSU.

12.2                        LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to LSU appropriately verified proof of recordation.

ARTICLE 13 - NOTICES

13.1                        Any notice, request, report or payment required or permitted under this Agreement shall be effective when sent via certified or registered U.S. mail, return receipt requested, to the address set forth below, or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, report or payment given by any other means is not effective until actually received by an authorized representative of a party.

To LSU:	[*]

To LICENSEE:	Anterios, Inc.
Attention: CEO & President Jon Edelson, MD 142 West 57th Street, Suite 4A New York, New York 10019

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1 Questions affecting the construction and effect of a patent shall be determined by the law of the country in which the patent was granted.

14.2                        In the event of controversy or claim arising out of or relating to this Agreement, the PATENT RIGHTS, or to the breach, validity, or termination of this Agreement or to the validity, infringement, or enforceability of PATENT RIGHTS, the parties shall first negotiate in good faith for a period of [*] days to try to resolve the controversy or claim. If the controversy or claim is unresolved after these negotiations, the parties shall then make good-faith efforts for up to [*] days to mediate the controversy or claim in Baton Rouge, Louisiana before a mediator selected by the International Institute for Conflict Prevention and Resolution, (New York, New York) (“CPR”), under CPR’s Mediation Procedure then in effect. If the controversy or claim is unresolved-after mediation, on the written demand of either party any controversy arising out of or relating to this Agreement or to the breach, termination, or validity of this Agreement shall be settled by binding arbitration in Baton Rouge, Louisiana in accordance with CPR’s Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes then in effect, before a single arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All applicable statutes of limitation and defenses based on the passage of time shall be tolled while the procedures described in this Paragraph 14.2 are pending. LSU and LICENSEE shall each take such action, if any, required to effectuate this tolling. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. Otherwise, any controversy arising under or relating to this Agreement, or the breach, termination, or validity of this Agreement, may be adjudicated only in a court, state or federal, having jurisdiction over the subject matter and including Baton Rouge, Louisiana within its territorial district. Both parties consent to the jurisdiction and venue of such a court. A party’s right to demand arbitration of a particular dispute arising under or related to this Agreement, or the breach, termination, or validity of this Agreement, shall be waived if that party either: (1) brings a lawsuit over that controversy or claim against the other party in any state or federal court; or (2) does not make a written demand for mediation, arbitration, or both within [*] of service of process on that party of a summons or complaint from the other party instituting such a lawsuit in a state or federal court of competent jurisdiction. As a condition precedent to any mediation, arbitration or lawsuit brought by LICENSEE, an AFFILIATE, or any SUBLICENSEE challenging the validity of a United States patent within Licensed Patents, where that validity is challenged in whole or in part on the basis of prior art consisting of patents or printed publications, the challenger of that validity must first request reexamination of the challenged patent in the United States Patent and Trademark Office based on that prior art, and must await either the denial of the reexamination request, or if the request is granted, the conclusion of reexamination proceedings, before filing any such lawsuit or bringing any such mediation or arbitration.

14.3                        LSU and LICENSEE agree that their April 9, 2008 Confidential Disclosure Agreement shall remain in full force and effect during the term of this Agreement; provided that LICENSEE will be entitled to make any and all uses of LSU Confidential Information consistent with the purposes of this Agreement, including without limitation seeking regulatory approvals and engaging in development and commercialization activities as contemplated by this Agreement. Except as explicitly provided above respecting the April 9, 2008 Confidential Disclosure Agreement, LSU and LICENSEE agree that the present Patent License Agreement sets forth their entire understanding concerning its subject matter, and that no modification to this Patent License Agreement will be effective unless both LSU and LICENSEE agree in writing.

14.4                        If a court of competent jurisdiction or an arbitrator finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

14.5                        LICENSEE agrees to mark all LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply with the patent laws and practices of the countries of manufacture, use and sale.

14.6                        No waiver by either party of any breach of this Agreement, no matter how long continuing nor how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the - part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege.

14.7                        LICENSEE agrees to refrain from using and to require SUBLICENSEES to refrain from using the name of LSU in publicity or advertising without the prior written approval of LSU. Reports in scientific literature and presentations of joint research and development work are not considered to be “publicity” for this purpose. Notwithstanding this provision, without prior written approval of LSU, LICENSEE and SUBLICENSEES may use LSU’s name in any submission to a government agency as required by law.

14.8                        LICENSEE shall comply with all applicable laws and regulations. By way of example, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including the Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to specified countries. LICENSEE shall comply with all United States laws and regulations controlling the export of commodities and technical data, and shall be solely responsible for, any violation of such laws and regulations by LICENSEE or its SUBLICENSEES, and shall defend, indemnify and hold harmless LSU and its board members, officers, employees and agents if any legal action of any nature results from the violation. LICENSEE agrees to comply with the Health Insurance Portability and Accountability Act, and to defend and hold harmless LSU and its board members, officers, employees and agents if any legal action of any nature results from any violation thereof.

14.9                        The relationship between the parties is that of independent contractors. Neither party is an agent or employee of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

14.10                 Inventorship for any future inventions, whether resulting from access to LSU’s know-how and inventions or otherwise, will be determined by the U.S. Patent laws, 35 U.S.C. §1 et seq. If LICENSEE should invoke the CREATE Act (pursuant to 35 U.S.C. §103(c)) to overcome any prior art rejections during the prosecution of LICENSEE-owned patent applications, then all patents obtained by LICENSEE by asserting that this license is a joint research agreement under the CREATE Act will be jointly owned by LSU and LICENSEE, and LSU’s rights in such patents will automatically become part of the PATENT RIGHTS licensed under this Agreement.

14.11                 Neither party hereto is in default of any provision of this Agreement for any failure in performance resulting from acts or events beyond the reasonable control of such party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, natural catastrophes or other “force majeure” events.

14.12                 LICENSEE may not assign this Agreement without the prior written consent of LSU except in connection with the sale or transfer of substantially all of the assets of LICENSEE to which this Agreement relates, and shall not pledge any of the license rights granted in this Agreement as security for any creditor. Any attempted pledge of any of the rights under this Agreement or any attempted assignment of this Agreement without the prior written consent of LSU will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement.

14.13                 If during the term of this Agreement, LICENSEE makes or attempts to make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy or insolvency are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, LSU may, at its option, terminate this Agreement and revoke the license(s) herein granted by written notice to LICENSEE. LICENSEE shall notify LSU of any such event mentioned in this Paragraph 14.13 as soon as reasonably practicable, and in any event within [*] business days after any such event.

14.14                 Whereas LSU is an academic institution, LSU shall be free to make such publications as LSU sees fit concerning the technology disclosed in the PATENT RIGHTS.

14.15                 If it becomes necessary for one party to employ the services of an attorney for the protection and enforcement of its rights under the Agreement, or to compel performance of the other party’s obligations under the Agreement, upon final judgment or award by a court of competent jurisdiction or by an arbitrator, the court or arbitrator in its discretion may order the defaulting party to pay the other party’s reasonable attorney’s fees at both trial and appellate levels.

14.16                 LSU will entertain requests by LICENSEE to allow LSU employees, acting independently of their employment at LSU, to serve as consultants to LICENSEE. The terms and conditions of such a consulting agreement shall be negotiated between LICENSEE and the prospective consultant, and shall be consistent with the laws of the State of Louisiana and the rules, regulations, and policies of LSU, including without limitation, Permanent Memorandum 11. It is understood that LSU employees who act as consultants may not ordinarily grant rights in intellectual property to an outside employer.

14.17                 Except as may be required under the Louisiana Public Records Law (La. R.S. 44:1 et seq.), neither LSU nor LICENSEE will make any public announcement with respect to the execution or terms of this Agreement without the prior written consent of the other party.

ARTICLE 15 - CONFLICT OF INTEREST MANAGEMENT

15.1                        This Agreement is subject to the provisions of LSU’s Permanent Memorandum 67, and the Louisiana Code of Governmental Ethics.

15.2                        Unless LSU provides appropriate formal written approvals, all development, manufacture, and marketing of LICENSED PRODUCTS and LICENSED PROCESSES will take place without the use of LSU funds, facilities, other resources of LSU, or funds administered by LSU.

15.3                        LICENSEE shall cooperate with LSU in developing and implementing appropriate plans for management of potential conflicts of interest and conflicts of LSU employees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

ANTERIOS, INC		BOARD OF SUPERVISORS OF LOUISIANA STATE UNIVERSITY AND AGRIGULTRUAL AND MECHANICAL COLLEGE

By:	/s/Jon Edelson	By:	/s/ John V. Lombardi
(Authorized representative)		(Authorized representative)

Jon Edelson, MD		John V. Lombardi, PhD

CEO & President		President

Date: June 12, 2008		Date: June 23, 2008

APPENDIX A

TO THE PATENT LICENSE AGREEMENT FOR LSU FILE 4-01-09 EFFECTIVE THE 1st DAY OF June, 2008

BETWEEN ANTERIOS, INC.

AND THE BOARD OF SUPERVISORS OF LOUISIANA STATE UNIVERSITY AND
AGRICULTURAL AND MECHANICAL COLLEGE

PATENTS and PATENT APPLICATIONS within the PATENT RIGHTS:

Suskind, Tilton, and Caire, United States Patent No. 7,226,605, “Botulinum toxin in the treatment and prevention of acne,” issued June 5, 2007

Suskind, Tilton, and Caire, Australian Patent No. 2002355730, “Botulinum toxin in the treatment and prevention of acne,” granted January 4, 2008

Suskind, Tilton, and Caire, Canadian patent application no. 2,451,923, “Botulinum toxin in the treatment and prevention of acne,” filed July 25, 2002

Suskind, Tilton, and Caire, Chinese Patent No. ZL 02816245.5, “Botulinum toxin in the treatment and prevention of acne,” issued June 7, 2006

Suskind, Tilton, and Caire, European patent application no. 02791543.8, “Botulinum toxin in the treatment and prevention of acne,” filed July 25, 2002; now indicated by the European Patent Office to be in condition for grant

Suskind, Tilton, and Caire, Japanese patent application no. 2003-516563, “Botulinum toxin in the treatment and prevention of acne,” filed January 30, 2004; now allowed by the Japanese Patent Office

Suskind, Tilton, and Caire, Korean Patent No. 0602308, “Botulinum toxin in the treatment and prevention of acne,” issued July 10, 2006

Suskind, Tilton, and Caire, New Zealand Patent No. 531389, “Botulinum toxin in the treatment and prevention of acne,” sealed December 8, 2005